                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

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                (Name of Registrant as Specified in its Charter)

                        Harte-Hanks Communications, Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1997

     As a stockholder of Harte-Hanks Communications, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas, on Tuesday, May 6, 1997, at 10:00 a.m. local time, for the following purposes:

          1. To elect three Class I directors, each for a three-year term;

          2. To approve an amendment to the Harte-Hanks Communications, Inc. 1994 Employee Stock Purchase Plan to increase the aggregate number of shares of Harte-Hanks Common Stock that may be issued under such Plan from 450,000 to 1,000,000; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 28, 1997

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1997

                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks Communications, Inc. for use at the 1997 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the Secretary of the Company in writing, executing a subsequent proxy or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 17, 1997. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 28, 1997.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 17, 1997, to vote in the election of Class I directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class I Directors, (ii) to vote for or against any proposal to be considered at the Annual Meeting or (iii) to abstain from voting on any proposal other than election of Class I directors if the stockholder chooses to do so. The election of Class I directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the election of the three nominees for Class I director, FOR the approval of the amendment to the 1994 Employee Stock Purchase Plan and at the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 17, 1997 consisted of 37,217,807 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE -- ELECTION OF CLASS I DIRECTORS

     The current number of members of the Board of Directors is eight. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class I directors will expire at the Annual Meeting. The Class I directors elected in 1997 will serve for a term of three years which expires at the Annual Meeting of Stockholders in 2000 or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast in writing.

     The nominees for the Class I directors are David L. Copeland, Dr. Peter T. Flawn and Christopher M. Harte. All nominees are members of the present Board of Directors. The Board believes that all nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL TWO -- AMENDMENT OF THE HARTE-HANKS 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Company has for many years utilized stock incentives as part of its overall compensation program. The Board of Directors believes stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment in the Company.

     Since 1994, the Company has had an Employee Stock Purchase Plan (the "1994 Plan"). Stockholders approved the 1994 Plan at the 1994 Annual Meeting. The 1994 Plan permits eligible employees to purchase shares of Harte-Hanks Common Stock at 85% of the fair market value on the date of purchase. The purchases are made quarterly in accordance with the Plan through payroll deductions as specified by the employees. Payroll deductions may not exceed 10% of the employee's base compensation.

     Part-time employees, employees who own five percent or more of the outstanding stock of the Company, and officers of the Company who are "highly compensated employees" as defined in Section 414(q) of the Internal Revenue Code of 1986, as amended (the "Code"), are not eligible to participate. The 1994 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The Board of Directors proposes to amend the 1994 Plan to increase the number of shares of Harte-Hanks Common Stock reserved under the 1994 Plan from 450,000 (increased from 300,000 shares as a result of the 3 for 2 stock dividend paid December 15, 1995) to 1,000,000, which requires stockholder approval. As of March 17, 1997, 361,514 shares of Harte-Hanks Common Stock had been purchased under the 1994 Plan, and 88,486 shares remained available for future purchase. Harte-Hanks had 37,217,807 shares outstanding at March 17, 1997. The Board of Directors believes this amendment is necessary to assure that an adequate number of shares of Harte-Hanks Common Stock will be available for future purchases in order to provide appropriate incentives to employees of the Company.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE
        INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE 1994 PLAN.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 18, 1997, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock. Except as noted below, each named person has sole voting power and investment power with respect to the shares shown.

                      NAME AND ADDRESS                        NUMBER OF SHARES    PERCENT
                   OF BENEFICIAL OWNER(1)                     OF COMMON STOCK     OF CLASS
                   ----------------------                     ----------------    --------
Houston H. Harte(2).........................................      6,385,301        17.2%
David L. Copeland(3)........................................      4,820,798        13.0%
Andrew B. Shelton Revocable Trust...........................      4,378,848        11.8%
Edward H. Harte.............................................      3,050,248         8.2%
Train, Smith Counsel(4).....................................      2,556,761         6.9%
Ariel Capital Management, Inc.(5)...........................      2,117,205         5.7%
Larry Franklin(6)...........................................      1,924,932         5.1%
David L. Sinak(7)...........................................      1,875,003         5.0%
Christopher M. Harte(8).....................................        424,691         1.1%
Donald R. Crews(9)..........................................        368,250         *
Richard M. Hochhauser(10)...................................        319,500         *
Stephen W. Sullivan(11).....................................        175,000         *
Peter E. Gorman(12).........................................         72,750         *
Dr. Peter T. Flawn..........................................          7,500         *
James L. Johnson............................................          1,500         *
All Executive Officers and Directors as a Group (12
  persons)(13)..............................................     16,995,770        44.7%

---------------

  *  Less than 1%.

 (1) The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Chicago, Illinois 60601. The address of Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks Communications, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

 (2) Includes 1,125,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak and 375,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and Christopher M. Harte and as to which Mr. Harte holds shared voting and dispositive power.

 (3) Includes 18,200 shares held as custodian for his children; 402,750 shares that are owned by 10 trusts for which Mr. Copeland serves as co-trustee and 4,378,848 shares owned by the Andrew B. Shelton Revocable Trust for which Mr. Copeland is the sole trustee.

 (4) Train, Smith Counsel has shared voting power with respect to 2,084,686 shares and shared dispositive power with respect to 2,556,761 shares and has sole voting power or sole dispositive power with respect to no shares. Information with respect to Train, Smith Counsel is based on a Schedule 13G filing dated February 11, 1997.

 (5) Includes 1,995,430 shares as to which Ariel Capital Management, Inc. holds sole voting power and no shares as to which it holds shared voting power. Information with respect to Ariel Capital Management, Inc. is based on a
     Schedule 13G filing dated February 10, 1997.

 (6) Includes 217,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days, 360,000 shares owned by four trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power, and 60,000 shares held in trust for his children.

 (7) Represents shares owned by 13 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power.

 (8) Includes 1,500 shares held in trust for his child, 375,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte and 41,667 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and as to which Mr. Harte holds shared voting and dispositive power.

 (9) Includes 131,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 172,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 115,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 72,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(13) Includes 828,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years.

                NAME                   AGE                    POSITION WITH COMPANY
                ----                   ---                    ---------------------
David L. Copeland....................  41    Director (Class I)
Dr. Peter T. Flawn...................  71    Director (Class I)
Larry Franklin.......................  54    Director (Class II); President and Chief Executive
                                             Officer
Christopher M. Harte.................  49    Director (Class I)
Edward H. Harte......................  74    Director (Class II)
Houston H. Harte.....................  70    Chairman, Board of Directors (Class III)
Richard M. Hochhauser................  52    Director (Class III); Executive Vice President;
                                             President, Harte-Hanks Direct Marketing
James L. Johnson.....................  69    Director (Class II)
Michael J. Conly.....................  45    Senior Vice President; President, Harte-Hanks
                                             Television
Donald R. Crews......................  53    Senior Vice President, Legal; Secretary
Peter E. Gorman......................  48    Senior Vice President; President, Harte-Hanks Shoppers
Stephen W. Sullivan..................  50    Senior Vice President; President, Harte-Hanks
                                             Newspapers

     Class I directors are to be elected at the Annual Meeting. The term of Class II directors expires at the 1998 Annual Meeting of Stockholders and the term of Class III directors expires at the 1999 Annual Meeting of Stockholders.

     David L. Copeland has served as a director of the Company since April 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family since 1980 and currently serves as its president.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors and also serves as a director of El Paso Energy, Inc., Global Marine, Inc., Input/Output, Inc., National Instruments Corporation and Tenneco, Inc.

     Larry Franklin has served as a director of the Company since 1974 and as President and Chief Executive Officer of the Company since 1991. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer and President, Harte-Hanks Newspapers, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. Mr. Harte is the son of Edward H. Harte and the grandson of the late Houston Harte, co-founder of the Company.

     Edward H. Harte has served as a director of the Company since 1952. Prior to his retirement in 1987, he served as Publisher of the Corpus Christi Caller-Times since 1962. Mr. Harte is the son of the late Houston Harte.

     Houston H. Harte has served as a director of the Company since 1952 and as Chairman of the Board of Directors since 1972. Mr. Harte is also the son of the late Houston Harte.

     Richard M. Hochhauser has served as a director of the Company since April 1996 and as Executive Vice President of the Company since January 1996. He has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the company in 1975.

     James L. Johnson, a director of the Company since January 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Finova Group, Inc., GTE Corporation, Mutual of New York, Valero Energy Corporation and Walter Industries, Inc.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during 1996. Each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member other than Edward H. Harte who did not attend two meetings for health reasons. The Board of Directors has established an audit committee and a compensation committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1996, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are Non-Employee Directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation Committee, which met five times during 1996, recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for 1996).

                                                 ANNUAL COMPENSATION
                                                 -------------------   OPTIONS      ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR     SALARY    BONUS(1)   GRANTED   COMPENSATION(2)
      ---------------------------        -----   --------   --------   -------   ----------------
Larry Franklin.........................   1996   $700,000   $700,000   55,000        $14,800
  President and Chief Executive Officer   1995    650,000    650,000   90,000         14,800
                                          1994    650,000    455,000   67,500         14,300
Richard M. Hochhauser..................   1996    380,000    197,600   55,000          1,800
  Executive Vice President; President,    1995    323,000    226,100   60,000          1,800
  Harte-Hanks Direct Marketing            1994    297,000    207,900    6,000          1,800
Donald R. Crews........................   1996    270,000    189,000   10,000          1,800
  Senior Vice President, Legal and        1995    270,000    189,000   12,000          1,800
  Secretary                               1994    270,000    189,000    3,750          1,800
Peter E. Gorman........................   1996    246,000    172,200   42,000          1,800
  Senior Vice President; President,       1995    225,000    135,000   10,500          1,800
  Harte-Hanks Shoppers                    1994    216,000    113,184    3,750          1,800
Stephen W. Sullivan....................   1996    260,000    156,000    9,000          1,800
  Senior Vice President; President,       1995    250,000    125,000   14,250          1,800
  Harte-Hanks Newspapers                  1994    242,000    153,065    4,500          1,800

---------------

(1) Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin has elected to defer $400,000 and $325,000 of the total bonuses payable to him in 1996 and 1995, respectively, in accordance with the Company's deferred compensation plan.

(2) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 1996

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1996 to the five individuals named in the Summary Compensation Table.

                                      % OF TOTAL
                                       OPTIONS
                                      GRANTED TO               MARKET                      POTENTIAL STOCK APPRECIATION
                            OPTIONS   EMPLOYEES    EXERCISE   PRICE AT    EXPIRATION     --------------------------------
           NAME             GRANTED    IN 1996      PRICE      GRANT         DATE           0%       63%(1)     159%(1)
           ----             -------   ----------   --------   --------   -------------   --------   --------   ----------
Larry Franklin............  50,000(2)    7.1%      $22.500    $22.500    January, 2006   $     --   $707,506   $1,792,960
                             5,000(3)    0.7%        2.000     22.500    January, 2006    102,500    173,251      281,796
Richard M. Hochhauser.....  30,000(2)    4.3%       20.500     20.500    January, 2006         --    386,770      980,152
                             5,000(3)    0.7%        2.000     20.500    January, 2006     92,500    156,962      255,859
                            20,000(2)    2.8%       25.625     25.625       July, 2006         --    322,309      816,793
Donald R. Crews...........  10,000(2)    1.4%       25.625     25.625       July, 2006         --    161,154      408,397
Peter E. Gorman...........  10,000(2)    1.4%       20.500     20.500    January, 2006         --    128,923      326,717
                             2,000(3)    0.3%        2.000     20.500    January, 2006     37,000     62,785      102,343
                            20,000(2)    2.8%       20.625     20.625      April, 2006         --    259,419      657,419
                            10,000(2)    1.4%       25.625     25.625       July, 2006         --    161,154      408,397
Stephen W. Sullivan.......   7,000(2)    1.0%       20.500     20.500    January, 2006         --     90,246      228,702
                             2,000(3)    0.3%        2.000     20.500    January, 2006     37,000     62,785      102,343

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.

(2) Options are exercisable only after the fifth, and prior to the tenth, anniversary of the date of grant.

(3) Performance options have been granted at exercise prices of $2.00 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The timing at which the options become exercisable depends upon the extent to which the Company achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 1996 and unexercised options held at December 31, 1996 by the five individuals named in the Summary Compensation Table.

                                                              NUMBER OF               VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                          DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                        SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
         NAME             ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ---------------   --------   -----------   -------------   -----------   -------------
Larry Franklin........         --            --        127,500        310,000      $2,938,125     $5,315,625
Richard M.
  Hochhauser..........         --            --        147,000        208,000       3,396,750      3,212,375
Donald R. Crews.......         --            --        127,500         81,250       2,962,625      1,508,437
Peter E. Gorman.......         --            --         54,000        116,250       1,274,500      1,847,437
Stephen W. Sullivan...         --            --         99,000         93,750       2,346,250      1,873,812

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1996 ($27.75) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits in excess of those limitations payable to participants in the pension restoration plan will be paid under that plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

HIGHEST 5 YEAR                                              YEARS OF CREDITED SERVICE
   AVERAGE                                     ----------------------------------------------------
 REMUNERATION                                     15         20         25         30         35
--------------                                 --------   --------   --------   --------   --------
 $150,000....................................  $ 34,268   $ 45,690   $ 57,113   $ 68,536   $ 79,958
  250,000....................................    59,018     78,690     98,363    118,036    137,708
  350,000....................................    83,768    111,690    139,613    167,536    195,458
  450,000....................................   108,518    144,690    180,863    217,036    253,208
  550,000....................................   133,268    177,690    222,113    266,536    310,958
  650,000....................................   158,018    210,690    263,363    316,036    368,708
  750,000....................................   182,768    243,690    304,613    365,536    426,458
  850,000....................................   207,518    276,690    345,863    415,036    484,208
  950,000....................................   232,268    309,690    387,113    464,536    541,958

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 25 years; Mr.
Hochhauser: 21 years; Mr. Crews: 14 years; Mr. Gorman: 16 years and Mr.
Sullivan: 24 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. During 1996, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees of $47,000, and David L. Copeland received director's fees of $31,333 for serving part of the year.

SEVERANCE AGREEMENTS

     In July 1993, the Company entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as President and Chief Executive Officer of the Company other than for "cause" (as defined) he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable.

     The Company has also entered into severance agreements with Michael J. Conly, Donald R. Crews, Peter E. Gorman, Richard M. Hochhauser and Stephen W. Sullivan. If any of the above executives is terminated, other than for "cause," after a "change in control" (as defined) of the Company, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable.

     In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of an excise tax under Section 4999 of the Code.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1996, executive compensation was comprised of the following elements:

          BASE SALARY. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Committee's review of the strategic and operating plans of the Company and each core business at the beginning of 1996, the Committee established incremental target performance levels for each executive officer based on the operating profit and earnings per share growth goals of the Company and, if the executive was responsible for a core business, the goals of the core business. Bonus amounts were paid to the executive based on the target performance level reached.

          STOCK OPTION PLAN. The 1991 Stock Option Plan forms the basis of the Company's long-term incentive plan for executives. The Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1996, certain options were granted at fair market value on the date of grant and become exercisable five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable nine years after their date of grant unless at the end of three years the Company has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Committee considered various factors such as the overall performance of the Company and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     It is the Company's policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Internal Revenue Code, including Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER. The base salary of Mr. Franklin for 1996 was $700,000, representing a 7.7% increase over his $650,000 base salary in each of the prior five years. Mr. Franklin's bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary. Mr. Franklin's 1996 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 1996, reflects the fact that in 1996 the Company's revenues, operating income and earnings per share increased substantially. In 1996 Mr. Franklin received two option grants under the Company's 1991 Stock Option Plan, and in making those grants the Committee took into consideration the factors described above under "Stock Option Plan."

                             Compensation Committee

          James L. Johnson, Chairman                         Dr. Peter T. Flawn

COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's Common Stock during the period commencing November 4, 1993, the date public trading of the Common Stock began following the

Company's initial public equity offering, to December 31, 1996 with the S&P 500 Index and a peer group selected by the Company.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group selected by the Company, which also is weighted by market capitalization, includes Acxiom Corporation, Catalina Marketing Corporation, DiMark, Inc. (which was acquired by the Company on April 30, 1996), R.R. Donnelley & Sons Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Group, The New York Times Company, The Times Mirror Company and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the peer group selected by the Company at closing prices on November 4, 1993. It assumes that all dividends were reinvested.

                                               Harte-Hanks
         Measurement Period                    Communica-
        (Fiscal Year Covered)                  tions, Inc.       Peer Group         S&P 500
             11/4/93                             100.00            100.00            100.00
            12/31/93                             117.29            108.01            102.16
            12/31/94                             117.29            101.20            103.51
            12/31/95                             178.90            132.58            142.41
            12/31/96                             252.08            156.51            175.10

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 1997. Representatives of KPMG Peat Marwick LLP, who were also the Company's independent auditors for the year 1996, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by November 28, 1997 will be included in the Company's proxy statement and form of proxy for that meeting.

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1996 Annual Report containing audited financial statements and management's discussion and analysis of financial condition and results of operations accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                            By Order of the Board of Directors

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

March 28, 1997

P                        HARTE-HANKS COMMUNICATIONS, INC.
R                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
O              OF STOCKHOLDERS AT 10:00 A.M., TUESDAY, MAY 6, 1997
X                      200 CONCORD PLAZA DRIVE, FIRST FLOOR
Y                            SAN ANTONIO, TEXAS 78216


        The undersigned stockholder of Harte-Hanks Communications, Inc. (the "Company") hereby appoints Larry Franklin and Houston H. Harte or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

/ X /   PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

1.      ELECTION OF CLASS I DIRECTORS
                NOMINEES:   David L. Copeland, Dr. Peter T. Flawn and
                            Christopher M. Harte

                    FOR           WITHHELD
                    / /             / /

/ /     ___________________________________
        INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided above)

2. To approve an amendment to the Harte-Hanks Communications, Inc. 1994 Employee Stock Purchase Plan to increase the aggregate number of shares of Harte-Hanks Common Stock that may be issued under such Plan.

                    FOR          AGAINST        ABSTAIN
                    / /            / /            / /

3. On any other business that may properly come before the meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.

Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated March 28, 1997, is hereby acknowledged.


                                   MARK HERE
                                   FOR ADDRESS
                                   CHANGE AND   / /
                                   NOTE AT LEFT

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your full title.)


PLEASE SIGN, DATE AND MAIL TODAY.

Signature: _________________________   Date ___________________


Signature: _________________________   Date ___________________